Exhibit 23.1


             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

The Board of Directors
Boulder Creek Explorations, Inc.
(An exploration stage company)


We consent to the use in the Registration Statement of Boulder Creek Explorations, Inc. on Form SB-2/A (the "Registration Statement") of our Auditors' Report dated April 14, 2005 on the balance sheet of Boulder Creek Explorations, Inc. as at February 28, 2005, and the related statements of operations and deficit, stockholders' equity and cash flows for the period from incorporation on June 7, 2004 to February 28, 2005.

In addition we consent to the reference to us under the heading "Experts" in the Registration Statement.




MacKay LLP
Chartered Accountants





Vancouver, British Columbia
Canada

April 20, 2005